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                     FORM 12b-25 - NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER


                                                                 CUSIP NUMBER


                                   UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C.  20549

[ ] Form 10-K  [ ] Form 20-F   [X] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR

                   For the Period Ended:      December 31, 1996
                                              -----------------
      [ ]  Transition Report on Form 10-K
      [ ]  Transition Report on Form 20-F
      [ ]  Transition Report on Form 11-K
      [ ]  Transition Report on Form 10-Q
      [ ]  Transition Report on Form N-SAR

      For the Transition Period Ended: _______________________________________


Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

_____________________________________________________________________________

PART I REGISTRANT INFORMATION

OUTBACK STEAKHOUSE, INC.
_____________________________________________________________________________
Full Name of Registrant:

_____________________________________________________________________________
Former Name if Applicable

550 NORTH REO STREET, SUITE 200
_____________________________________________________________________________
Address of Principal Executive Office (Street and Number)

TAMPA, FLORIDA 33609
_____________________________________________________________________________
City, State and Zip Code

PART II Rules 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]   (b)  The subject annual report, semi-annual report, transition report on
           Form 10-K, Form 20-F, Form 11-K, or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)  The accountant's statement or other exhibit required by Rule 12b-
           25(c) has been attached if applicable.

PART III NARRATIVE
State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Registrant is unable to complete the compilation of the necessary information without unreasonable effort or expense.

PART IV OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Norma P. DeGuenther, CLA          (813)             282-1225
      __________________________     _____________    _________________
             (Name)                   (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934, or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
      filed?  If the answer is no, identify report(s).    [X] Yes     [ ] No
_____________________________________________________________________________
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or
      portion thereof?                                    [ ] Yes     [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

_____________________________________________________________________________

                             OUTBACK STEAKHOUSE, INC.
                   ___________________________________________
                   (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 26, 1997.

By: /s/ Joseph J. Kadow
    Name:  Joseph J. Kadow
    Title: Vice President